Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of this 12th day of August, 2005, by and between Devcon International Corp., a Florida corporation (the “Company”), and Royal Palm Capital Management, LLLP, a Florida limited liability limited partnership (the “Manager”).

W I T N E S S E T H

WHEREAS, Manager has provided, and in the future will provide, Management Services to the Company as defined herein below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Management Services. Subject to the oversight and review by the Company’s Board of Directors and its Chief Executive Officer, the Manager hereby agrees to provide the Company with the following management services (the “Management Services”):

(a)	assisting the Company in establishing certain office, accounting and administrative procedures;

(b)	assisting the Company in trying to obtain financing relating to business operations and acquisitions;

(c)	helping the Company in developing and implementing advertising, promotional and marketing programs;

(d)	advising the Company with respect to securities matters as well as future acquisitions and dispositions;

(e)	assisting the Company in developing tax planning strategies;

(f)	assisting the Company in formulating risk management policies; and

(g)	providing and assisting in such other services as may be reasonably requested by the Company and may be agreed to by the Manager.

2. Standard of Care. Manager hereby covenants with the Company to:

(a)	perform or take (or cause to be performed or taken) its functions, responsibilities and duties hereunder in a professional, competent and efficient manner;

(b)	carry out its duties as Manager fairly, honestly, in good faith and in the best interests of the Company;

(c)	exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in comparable circumstances; and

(d)	perform the Management Services to the satisfaction of the Company and give the Company full and prompt cooperation in the performance of all aspects of the Management Services.

3. Management Fee and Reimbursement of Costs.

(a)	Management Fee. Retroactive to April 18, 2005 and for the term hereof, the Company shall pay the Manager a management fee in the aggregate amount of $30,000 per month (the “Monthly Management Fee”). The Company shall pay the Monthly Management Fee within ten (10) business days following each monthly period during the Term.

(b)	Reimbursement of Costs. The Manager shall be reimbursed for all reasonable out-of-pocket costs, fees or expenses incurred, or expenditures made in connection with the performance by the Manager of its duties hereunder. Except for the management fee and the reimbursement of such costs, fees and expenses pursuant to this Section 3, there shall be no fees or other sums paid to Manager for the services provided by Manager during the term hereof.

4. Other Interests and Conflicts. The parties recognize that certain officers and directors of the Manager will also serve as directors of the Company. The Manager is engaged directly and through its affiliates in various investment-related businesses. Nothing in this Agreement is intended to preclude the Manager and its affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, including the acquisition, management, operation and sale of businesses similar to the business of the Company.

5. Term and Termination.

(a)	Term. This Agreement shall commence as of the date hereof and shall continue for an initial term of one (1) year. At the end of the initial one-year period, this Agreement shall be automatically renewed on a month to month basis thereafter unless terminated by either party upon thirty (30) days notice.

(b)	Termination. This Agreement may be terminated at any time, upon the mutual written agreement of the parties hereto. In addition, either party may terminate this Agreement for cause in the event the other party materially breaches its duties and obligations under the terms of this Agreement or is in default of any of its obligations hereunder, which breach or default is incapable of cure, or if capable of being cured, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting party or within such additional period of time as the non-defaulting party may authorize in writing. In order to determine whether the Manager has materially breached or is in default of any of its duties and obligations hereunder, vote of the Audit Committee of the Board of Directors of the Company shall be required.

6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, first class postage prepaid, return receipt requested, to the address of such parties set forth below or such other future address as may be specified by any party by notice to all of the other parties. Such communications may also be given by personal delivery, by facsimile or by regular mail, but shall be effective only if and when actually received.

If to the Company, at:

Devcon International Corp.

Attn: CEO

1350 E. Newport Center Drive

Suite 201

Deerfield Beach, Florida 33442

If to Manager, at:

Royal Palm Capital Management, LLLP

595 South Federal Highway

Suite 600

Boca Raton, Florida 33432

7. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

8. Miscellaneous.

(a)	Disputes. Any dispute, controversy or claim arising between the Manager and the Company arising out of or relating to this Agreement, including, without limitation, any question regarding the Monthly Management Fee, or the existence, validity, termination, interpretation of any term hereof or either party’s performance obligations hereunder shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration (the “Arbitration Rules”). The AAA shall be the appointing authority and responsible for administering any arbitration hereunder in accordance with the Arbitration Rules. The place of arbitration shall be in Broward County, Florida. The language of the arbitration shall be English. The arbitration shall be conducted by a single arbitrator who shall be a professional, legal or otherwise but shall not be, or have previously been, associated with any party to this Agreement (the “Arbitrator”). The arbitral award shall be final, binding and non-appealable. Any award rendered by the Arbitrator may be confirmed, judgment upon any award rendered may be entered and such award or the judgment thereon may be enforced or executed upon, by any court having jurisdiction over any of the parties or their respective assets. The Arbitrator’s award must be reasoned and issued in writing within thirty (30) days of the hearing, unless otherwise agreed to by the Manager and the Company.

(b)	Binding Effect and Assignment. The provisions hereof shall be binding upon, inure to the benefit of and shall be enforceable by the parties and their respective heirs, personal representatives, successors and permitted assigns. This Agreement may not be assigned without the prior written consent of the parties hereto.

(c)	Entire Agreement. This Agreement and the additional documents referenced herein merge all prior negotiations and agreements between the parties relating to the subject matter hereof and constitute the entire agreement between the parties relating to such subject matter. No prior or contemporaneous agreements, except as specified herein, written or oral, relating to such subject matter shall be binding.

(d)	Further Assurances. Each party hereto specifically covenants and agrees that it will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the provisions of this Agreement.

(e)	Counterparts. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument.

(f)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, each of the parties hereto has caused this Management Services Agreement to be signed by it’s duly authorized officer as of the date first written above.

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President

ROYAL PALM CAPITAL MANAGEMENT, LLLP

By:	/s/ Robert Farenhem
Name:	Robert Farenhem
Title:	Principal

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